Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan Pietropaolo
SMP Solutions,Inc.
201-923-2049
spietropaolo@alteon.com
ALTEON ANNOUNCES YEAR-END AND FOURTH QUARTER RESULTS
Parsippany, New Jersey, March 30, 2006 — Alteon Inc. (AMEX: ALT) announced today a net loss of $12,614,459 for the year ended December 31, 2005. This compared to a net loss of $13,958,646 for the same period in 2004. The net loss applicable to common stockholders, which included a non-cash charge for a preferred stock dividend, was $17,100,795, or $0.30 per basic/diluted share, for the year ended December 31, 2005, as compared to $18,093,791, or $0.41 per basic/diluted share, for the same period in 2004. Research and development expenses decreased to $9,074,244 for the year ended December 31, 2005 from $10,147,298 for the same period in 2004, primarily related to decreased clinical trial costs and manufacturing expenses as a result of the discontinuation of SPECTRA, the Company’s Phase 2b trial in systolic hypertension, and all other clinical trial activity concerning alagebrium, due to the absence of sufficient financial resources. General and administrative expenses decreased to $4,325,225 for the year ended December 31, 2005 from $4,531,953 for the same period in 2004. This decrease resulted from decreased business development and marketing costs and decreased personnel costs due to reduced headcount, partially offset by higher corporate expenses related to Sarbanes-Oxley compliance and third-party consulting.
For the three months ended December 31, 2005, Alteon had a net loss of $1,639,687, which compared to a net loss of $3,711,756 for the same period in 2004. The net loss applicable to common stockholders, which included a non-cash charge for a preferred stock dividend, was $2,806,236, or $0.05 per basic/diluted share, as compared to $4,784,171, or $0.10 per basic/diluted share, for the same period in 2004. This decrease in net loss applicable to common stockholders is directly related to the curtailment of product development activities of alagebrium.
While the Company intends to pursue development of alagebrium in high potential cardiovascular indications such as heart failure, any continued development of alagebrium is contingent upon the Company entering into strategic collaboration agreements for this product candidate which, among other things, would be required to include funding for product development. In August 2005, Alteon announced that it had engaged the services of Burrill & Company to assist in developing and identifying strategic options designed to diversify its portfolio of product candidates and to enhance the Company’s ability to raise financing in the future, in order to enable the Company to move forward with the continued development of alagebrium. Burrill has identified a number of potential transactions, which the Company is currently evaluating. Alteon is also in discussions with Genentech regarding the restructuring of its preferred stock position in the Company. The Company may not be able to enter into a strategic transaction to achieve its product diversification and financing objectives on reasonable terms, if at all. If the Company cannot complete such a transaction, it may not have the ability to continue as a going concern after mid-2006. Further, Alteon’s independent registered public accounting firm, has included an explanatory paragraph in its audit report on Alteon’s financial statements for the fiscal year ended December 31, 2005. This explanatory paragraph states that there exists a substantial doubt as to Alteon’s ability to continue as a going concern.
As noted in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed today with the Securities and Exchange Commission, Alteon’s independent registered public accounting firm identified a material weakness, as of December 31, 2005, regarding Alteon’s internal control over the identification of and accounting for non-routine transactions, including certain costs relating to potential strategic transactions, severance benefits and the financial statement recording and disclosures of stock options that Alteon has granted to nonemployee consultants in accordance with Emerging Issues Task Force 96-18. This material weakness did not result in the restatement of any previously reported financial statements or any other related financial disclosure. Management is in the process of implementing remedial controls to address these matters. In addition, the changes that would have resulted in the financial statements for the year ended December 31, 2005, as a consequence of the material weakness, were deemed to be immaterial, but were nevertheless recorded by the Company.
Cash and cash equivalents at December 31, 2005 totaled $6,582,958.
About Alteon
Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.
The Company’s lead drug candidate, alagebrium chloride or alagebrium (formerly ALT-711), is a product of its drug discovery and development program. Alagebrium has demonstrated potential efficacy in two clinical trials in heart failure, as well as in animal models of heart failure, nephropathy, hypertension and erectile dysfunction (ED). It has been tested in approximately 1,000 patients in a number of Phase 1 and Phase 2 clinical trials. The Company’s goal is to develop alagebrium in diastolic heart failure (DHF). This disease represents a rapidly growing market of unmet need, particularly common among diabetic patients, and alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to Alteon’s ability to obtain sufficient financing to allow it to continue as a going concern and to continue the development of alagebrium, technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Alteon Inc.
Statements of Operations
(Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Income:
Investment income	$358,446	$182,574	$71,657	$60,959
Other income	100,000	151,821	—	—

Total income	458,446	334,395	71,657	60,959

Expenses:
Research and development	9,074,244	10,147,298	958,629	2,885,721
General and administrative	4,325,225	4,531,953	1,079,279	1,273,204

Total expenses	13,399,469	14,679,251	2,037,908	4,158,925

Loss before income tax benefit	(12,941,023)	(14,344,856)	(1,966,251)	(4,097,966)
Income tax benefit	326,564	386,210	326,564	386,210

Net loss	(12,614,459)	(13,958,646)	(1,639,687)	(3,711,756)
Preferred stock dividends	4,486,336	4,135,145	1,166,549	1,072,415

Net loss applicable to common stockholders	$(17,100,795)	$(18,093,791)	$(2,806,236)	$(4,784,171)

Basic/diluted net loss per share applicable to common stockholders	$(0.30)	$(0.41)	$(0.05)	$(0.10)

Weighted average common shares used in computing basic/diluted net loss per share applicable to common stockholders	57,639,255	44,349,015	57,996,711	48,472,898

Selected Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2005	2004
Cash and cash equivalents	$6,582,958	$11,175,762
Total assets	7,133,597	11,642,395
Accumulated deficit	(222,813,445)	(205,712,650)
Total stockholders’ equity	5,991,660	9,046,920